Exhibit 99.1
PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACT:	MR. JOSE VAZQUEZ

Telephone: (787) 883-2570
Extension: 1041

Margo Caribe, Inc., Files Form 10-KSB for the Year Ended December 31, 2005

Vega Alta, Puerto Rico; September 11, 2006 - Margo Caribe, Inc., and its subsidiaries (collectively referred to as the “Company”) reported that on September 11, 2006, the Company filed its Form 10-KSB for the year ended December 31, 2005, with the Securities and Exchange Commission.

Michael J. Spector, Chairman and Chief Executive Officer stated that “The filing of the Form 10-KSB for the year ended December 31, 2005, represents an important step in becoming current on our reporting obligations. We will now turn our attention to the filing of the quarterly reports for the first two quarters of 2006.”

For the years ended December 31, 2005, 2004, and 2003, the Company incurred net losses of approximately $2,203,000, $617,000, and $1,492,000, respectively. These amounts represent a diluted loss per common share of ($0.79), ($0.23), and ($0.57) for 2005, 2004 and 2003, respectively. The net loss for the year ended December 31, 2005, was principally due to a reduction in sales for the Puerto Rico operations due, in part, to the poor performance of the Puerto Rico economy, an increase in interest expense related to the financing for the acquisition of State Line, and certain non-recurring expenses recorded during the year.

Mr. Spector stated “While we are obviously disappointed with our results, we have taken certain steps and implemented changes designed to improve the Company’s financial results. In particular, we have developed and implemented certain cost-saving initiatives and growth strategies”

On February 16, 2005, the Company through its wholly-owned subsidiary State Line, acquired substantially all the assets (other than real estate) of State-Line Bark & Mulch, a Georgia corporation. State Line is engaged in the manufacturing and sale of bark and premium cypress and pine mulch, as well as several composted and potting soils. State Line operates out of a facility in Folkston, Georgia and its products are primarily marketed in the United States, Puerto Rico and the Caribbean, through Garden Products. Mr. Spector said “This purchase is part of our strategy to develop a new business model to diversify and expand into U. S. market. We have made important achievements in our U.S. business in a short period of time, including the approval from the Mulch & Soil Council for the certification of bark and mulch products, the execution of a licensing agreement with Termarid, LLC to produce and distribute a family of termite eradication products identified as Term-A-Rid 613 for the State of Florida, Georgia, South Carolina, and the Commonwealth of Puerto Rico, the recruiting of sales representatives and the development of our own distribution system, all designed to increase sales in the USA market.”

The Company’s consolidated net sales for the years ended December 31, 2005 and 2004 were approximately $9,669,000, and $8,423,000, respectively, representing an increase of $1,246,000 or 15%. This increase was due to the sales recorded by State Line, which reported sales amounting to approximately $2,497,000, during its first year of operations as part of the Company.

Selling, general and administrative expenses (“SG&A”) were approximately $4,462,000 and $3,327,000 for the years ended December 31, 2005 and 2004, respectively, reflecting an increase of $1,135,000 or 34%. This increase is mainly related to State Line’s selling and general expenses incurred during its first year of operations amounting to approximately $1,034,000.

Interest income for the years ended December 31, 2005, 2004 and 2003 amounted to approximately $5,000, $8,000, and $10,000, respectively. The decrease in interest income was mainly due to a decrease in the volume of invested funds as well as lower yields obtained during the periods.

Interest expense for the year ended December 31, 2005, increased by $357,000 when compared with 2004. The increase is principally related to increases in short term borrowings obtained during the year for operational purposes, as well as the long-term financing agreement related to the acquisition of State Line in February 2005. Increases in interests rates also resulted in higher interests paid during the year. Interest expense for the year ended December 31, 2004, increased by $41,000 when compared with 2003. The increase was related to an increase in short-term borrowings used for the Company’s operations and in investing activities.

The sod and tree joint venture, Margo Salinas, in which the Company has a one-third equity interest, reported sales of $1,192,000 for the year ended December 31, 2005, compared to $1,310,000, for the prior year. Net income for the year ended December 31, 2005 was $258,000, compared to $333,000, for prior year.

The Company continues to seek final government permits for the proposed development of a 425-unit housing project in the Municipality of Arecibo, through our subsidiary Margo Development Corporation.

For further information regarding the Company’s results for 2005, we encourage investors to review the Company’s 10-KSB, which is available at the SEC’s website at www.sec.gov.

About Margo Caribe

Margo Caribe, Inc., and its subsidiaries are in the lawn and garden business. The Company is also engaged in the manufacturing and distribution of its own line of planting media and aggregates, the distribution of lawn and garden products, including bark and premium mulch manufacturing and sale, the distribution of lawn and garden products and also in providing landscaping design and installation services. In addition, since 2003, the Company acts as sales representative for several consumer goods brands in Puerto Rico. The Company’s real estate development subsidiary is in the process of obtaining the required permits for an affordable housing project in the Municipality of Arecibo, Puerto Rico.

The Company’s operations include Margo Caribe, Inc., Margo Nursery Farms, Inc. (“Nursery Farms”) (“d/b/a Margo Farms del Caribe”), Margo Landscaping & Design, Inc. (“Landscaping”), Margo Garden Products, Inc. (“Garden Products”), Rain Forest Products Group, Inc. (“Rain Forest”), Margo State Line, Inc. (“State Line”), Garrochales Construction and Development Corporation (“Garrochales Construction”), Margo Development Corporation, and one-third of the outstanding voting stock in Salinas Holdings, Inc., all Puerto Rico corporations except for State Line, which is a Florida corporation.

Forward-Looking Statements

When used in this press release or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be" "will allow" “anticipates” "intends to" "will likely result" “expect” "are expected to" "will continue" "is anticipated" "believes" "estimate" "project" or similar expressions, are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

MARGO CARIBE, INC. AND SUBSIDIARIES
Summary of Consolidated Financial Results

	Year ended December 31, 2005 (Audited)	Year ended December 31, 2004 (Audited)	Year ended December 31, 2003 (Audited)
Net sales	$9,669,000	$8,423,000	$8,433,000
Net loss	($2,203,000)	($617,000)	($1,492,000)
Net income diluted per share	($0.79)	($0.23)	($0.57)
Weighted average number of common shares outstanding	2,788,898	2,733,396	2,639,374